AGREEMENT

THIS AGREEMENT made and entered into by and between THE CURATORS OF THE UNIVERSITY OF MISSOURI, a public corporation of the State of Missouri, contracting on behalf of its Research Reactor Center, University of Missouri-Columbia (hereinafter “University”) and IsoRay Medical, Inc. (hereinafter “Customer”).

WITNESSETH:

WHEREAS, Customer wishes to irradiate Barium Carbonate (BaCO3) for use in production of a medical radioisotopes; and

WHEREAS, University has the facilities and technical expertise and is willing and able to provide such irradiation services to Customer;

NOW, THEREFORE, in consideration of the individual and mutual promises hereinafter set forth, the parties agree as follows:

1.	DEFINITIONS:

a. “Irradiation Services” shall mean the activation of Target Material by neutron bombardment.

b. “Target Material” shall mean the Barium Carbonate (BaCO3) target provided by Customer.

c. “Can” shall mean [**] aluminum can provided by University, containing no more than [**] of Target Material.

d. “Activated Target” shall mean Target Material having undergone Irradiation Services at University.

e. “Reactor Operating Cycle” shall mean the weekly period during which University’s reactor is operational and at which time the production of Activated Target shall be undertaken.

2.	SERVICES

a. Customer shall provide University with Target Material at least seven (7) days prior to the start of each Reactor Operating Cycle. Target Material shall be provided by Customer at no cost to University.

b. University agrees to supply Irradiation Services to Customer to produce and supply Activated Target. In connection with the supply of such Irradiation Services, University agrees to encapsulate Target Material provided by Customer in Cans and provide associated leak checking and quality assurance for $100 per encapsulation.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c. University will ship Activated Target to Customer in unopened Can.

d. Customer acknowledges that Target Material is the only authorized product approved for irradiation under this Agreement. University reserves the right to disqualify any Target Material that has an apparent abnormality or if irradiation, tests or analyses performed by University demonstrate that the Target Material is not as represented in paragraph (1.)(b.) above or otherwise represents a substantial risk of damage to the reactor, its subsystems, or a safety hazard to University personnel.

3.	SUPPLY

a. University initially agrees to use commercially reasonable best efforts to supply Customer with Irradiation Services for up to four [**]per week.

b. Customer initially agrees to purchase and/or pay for Irradiation Services for at least [**] such cans per twelve (12) month Agreement period.

c. At any time during the Term of this Agreement, if Customer’s purchases to date have averaged two cans per week, Customer may, with University’s agreement which shall not be unreasonably withheld, increase its purchase commitment set forth in paragraph 3.b. in return for a corresponding increase in University’s supply commitment set forth in paragraph 3.a. as follows:

Customer		University Irradiation
Purchase Commitment:		Services Commitment:

o	[**]	[**]

d.Upon agreement between Customer and University as provided in paragraph 3.c., University agrees to provide such increased capacity and Customer agrees to purchase and/or pay for no less than such minimum number of Irradiation Services committed to in paragraph 3.c. for the duration of the Term, unless mutually agreed otherwise in writing.

4.	TERM

a. The initial term of this agreement shall commence on June 1, 2005 (the Effective Date). The initial term will be for twelve (12) months.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b. The agreement will automatically renew for successive twelve (12) month periods unless terminated by either party upon written notice three (3) months prior to the end of a contract year.

5.	REPRESENTATIONS AND WARRANTIES

a. Customer represents, warrants and covenants as follows:

i. Customer has the full right, power, and authority to enter into this Agreement and there is no impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

ii. This Agreement constitutes a valid and binding obligation of Customer, enforceable in accordance with its terms.

iii. To the best of it’s knowledge, neither the execution nor the delivery of this Agreement by Customer, nor the fulfillment of or compliance with the terms and provisions hereof by Customer shall contravene any provision of law including, without limitation, any statute, rule, regulation, judgment, decree, order or permit applicable to Customer.

b. University represents, warrants and covenants as follows:

i. University has the full right, power, and authority to enter into this Agreement and there is no impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

ii. This Agreement constitutes a valid and binding obligation of University, enforceable in accordance with its terms.

iii. To the best of it’s knowledge, neither the execution nor the delivery of this Agreement by University, nor the fulfillment of or compliance with the terms and provisions hereof by University shall contravene any provision of law including, without limitation, any statute, rule, regulation, judgment, decree, order or permit applicable to University.

6.	RISK OF LOSS

Title in and to the Target Material shall at all times remain Customer’s. Risk of loss of Target Material shall pass to University upon delivery to University’s reactor. Risk of loss of Activated Targets shall pass to Customer FOB University’s reactor. Unless otherwise agreed, shipping arrangements for delivery of Activated Targets to Customer shall be the responsibility of University in accordance with instructions received from Customer. All carriers, containers, and delivery locations are subject to University approval, which shall not be unreasonably withheld.

7.	COMPENSATION

a. Prices charged for Irradiation Services under this Agreement shall be as follows:

i.   [**] per Can of Activated Target if Customer guarantees to purchase [**] Irradiation Services per twelve Agreement months,

ii.   [**]  per Can of Activated Target if Customer guarantees to purchase [**] Irradiation Services per twelve Agreement months, or

iii.  [**]  per Can of Activated Target if Customer guarantees to purchase [**] Irradiation Services per twelve Agreement months.

This price will remain in effect for one (1) year from the Effective Date of this Agreement. On the anniversary date of the Agreement the prices for Irradiation Services will be increased by an amount not to exceed the change from February to February of the previous twelve (12) months in the U.S. Producer Price Index (Drugs and Pharmaceuticals 06-3) as published by the U.S. Department of Labor Bureau of Labor Statistics or zero percent, whichever is greater.

b.Subject to the annual minimum purchases as set forth in paragraph 3.b. above, Customer initially agrees to purchase a minimum of [**] Cans of Activated Target per month in return for the pricing set forth in this paragraph seven (7). Any subsequent increase in Customer’s minimum purchase commitment as set forth in paragraph 3.b. above will automatically increase the minimum number of Cans of Activated Target per month set forth herein, at the same time by the same ratio.

8.     SHIPPING AND HANDLING

a. The Activated Target will be packaged in accordance with DOT regulations and shipped FOB Columbia, MO. Customer will be responsible for paying all freight charges. Shipments will be made on Wednesday, Thursday, or Friday in “Type B” packages unless mutually agreed otherwise.

b. Customer will also pay standard packaging and container charges (currently about $385/package).

9.     INDEMNITY OBLIGATIONS

a. It is understood and agreed that University’s sole responsibility is to provide Irradiation Services. Customer agrees to indemnify and save harmless the University, its officers, agents and employees from and against any and all loss of or damage to property or injuries to or deaths of any person or persons, and against any and all claims, damages, suits, costs, expense, liability, actions, or proceedings of any and all nature whatsoever in any way resulting from or arising out of Customer’s negligence or that of its directors, officers, employees, agents or representatives or arising from the use, distribution or sale of Activated Targets by Customer.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b. To the extent permitted by Missouri law and without waiving sovereign immunity, University shall assume responsibility for any and all loss of or damage to property or injuries to or deaths of any person or persons, and against any and all claims, damages, suits, costs, expense, liability, actions, or proceedings of any and all nature whatsoever in any way resulting from or arising out of University’s negligence or that of its directors, officers, employees, agents or representatives in connection with the provision of Irradiation Services.

10.     FORCE MAJEURE

Notwithstanding any other provision of this Agreement, neither party shall be in default hereunder by reason of delay in the performance of, or failure to perform any of its obligations hereunder, if such delay or failure is caused by strikes, lockouts, acts of God or the public enemy, riots, fire, interference by civil or military authorities, inability to obtain raw materials, delays in transit or delivery, failure to secure necessary governmental approvals for materials, failure of power supplies, or any other cause or delay beyond its reasonable control. The affected party shall immediately inform the other party of the occurrence of such a delay and provide an estimate of its probable duration. If such delay extends for a period beyond sixty (60) days, then such delay shall be deemed to entitle the party not subject of the force majeure to terminate this Agreement forthwith upon giving notice to the other party.

11.     ASSIGNABILITY

This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided however that this Agreement may not be assigned by either party without the prior written consent of the other party, which will not be unreasonably withheld.

12.     MISCELLANEOUS

a. Customer agrees that it shall not advertise any connection with the University nor make use of the University’s name or other identifying marks or property, nor make representation, either express or implied, as to University’s endorsement of Customer’s operations without prior written approval by the University, except as required by Securities and Exchange Commission regulations. This however shall not be construed as to prevent mention of the contribution of the University in any scientific publication.

b. No member, individually or collectively, or officers of The Curators of the University of Missouri incurs or assumes any individual or personal liability by the execution of this agreement or by reason of the default of the University in the performance of any of the terms hereof. All such liability of members or officers of the Board of Curators of the University of Missouri, as such, is hereby released by Customer as a condition of and in consideration for the execution of this agreement.

c. This agreement shall be deemed to have been entered into under the laws of the State of Missouri and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state.

IN WITNESS WHERE OF, the parties have executed this agreement as of the day and year as signed below.

THE CURATORS OF THE UNIVERSITY OF MISSOURI

Lisa Wimmenauer / 8/9/05

Name:    Date:

/s/Lisa Wimmenauer/ Associate Director Business Services

Signature:    Title:

IsoRay Medical, Inc

Michael Dunlop /7/14/05

Name:    Date:

/s/Michael Dunlop / CFO

Signature:    Title: